EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

JAKKS Pacific, Inc.

Santa Monica, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-219128, 333-233665, and 333-267958) of JAKKS Pacific, Inc. of our report dated April 14, 2023, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Los Angeles, California

April 14, 2023